Exhibit 99.1

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	Press Release

FRANKLINCOVEY ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2008 OPERATING RESULTS

Salt Lake City, Utah – November 17, 2008 – Franklin Covey Co. (NYSE: FC) today announced financial results for its fourth quarter and fiscal year ended August 31, 2008.  The Company’s financial results for the fourth quarter and fiscal year 2008 are difficult to compare to prior periods due to the Company’s sale of its Consumer Solutions Business Unit (CSBU) to a new private equity-funded entity known as Franklin Covey Products, LLC, which was effective July 6, 2008.  The CSBU was primarily responsible for sales of the Company’s consumer products, including the popular FranklinCovey PlannerTM, binders, and related accessories, to consumers and small businesses through retail, wholesale, Internet, and call center channels.  Due to the Company’s 19.5 percent voting interest and continuing involvement with Franklin Covey Products, LLC, the Company will not present the financial results of the CSBU in a discontinued operations format at August 31, 2008 or in future periods.

Following the sale of the CSBU, the Company will focus its full resources and efforts on the continued expansion of its training, consulting, content-rich media, and thought leadership businesses.  Franklin Covey remains a global business with directly owned offices and licensees that currently operate in 147 countries.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, said, “During fiscal 2008 we made substantial progress in our multi-year transformation of Franklin Covey.  With the sale of CSBU, we completed our exit of businesses not core to our training and consulting focus; utilized the proceeds from the sale of CSBU to repurchase more than three million common shares and to increase our financial flexibility; reduced our capital intensity and cost structure; simplified and enhanced our business model; and repositioned Franklin Covey in the marketplace.  Over the past several years we have expanded the breadth of our offerings and introduced compelling new services to help our clients: increase the loyalty of their customers; improve execution; increase sales effectiveness; and lead in a way that focuses and engages employees toward the most important objectives.  These are all areas our clients are finding particularly valuable in this difficult economic climate.  This has allowed us to increase our customer base, which we believe will enable us to grow our revenues in future periods.  We have also implemented significant cost and capital spending initiatives to streamline our cost structure in fiscal 2009, and feel that our business model and innovative offerings should enable us to drive sustainable growth over the long term.”

During the quarter ended August 31, 2008, the Company used substantially all of the net proceeds from the sale of CSBU to purchase 3.0 million shares of its common stock in a modified Dutch auction tender offer for $9.25 per share, plus customary expenses, for a total cost of $28.2 million.  The tender offer closed on August 27, 2008 and due to the proximity of tender offer to the Company’s fiscal year end, the acquisition of these shares did not have a significant impact on the earnings per share calculation for the periods ended August 31, 2008.  However, the Company believes that the reduced number of outstanding shares will have a meaningful effect on its earnings per share performance in future periods.

Quarter Ended August 31, 2008
Reported net sales for the quarter were significantly impacted by the sale of CSBU as described above, and the resultant exclusion of the last two months of its revenues.  Reported net sales for the quarter totaled $52.3 million compared to $67.2 million for the comparable quarter of fiscal 2007.  Income from operations, which includes the gain from the sale of the CSBU, totaled $5.8 million compared to $2.6 million in fiscal 2007.  Net income was $2.2 million, or $0.11 per diluted share, compared to $0.6 million, or $0.03 per diluted share, for the same period of the prior year.

Reported consolidated training and consulting service sales decreased $2.8 million primarily due to the conversion of the Company’s Brazil office and Mexico training operation into licensee operations, which reduced sales by $1.8 million, and due to decreased domestic training sales, primarily attributable to planned decreases in the number of public programs offered.  Product sales decreased primarily due to the sale of CSBU.

Income from operations for the fourth quarter of fiscal 2008 included a gain of $9.1 million from the sale of CSBU assets as previously described and a $5.7 million decrease in selling, general, and administrative expenses.  In addition, during the quarter ended August 31, 2008, the Company incurred a $2.1 million charge for restructuring costs and expensed $1.5 million related to an impaired asset.  The Company’s income tax provision increased to $2.9 million from $1.1 million primarily due to increased pre-tax income compared to fiscal 2007.

Fiscal Year Ended August 31, 2008
Reported net sales for fiscal 2008 were significantly impacted by the sale of CSBU as described above, and the resultant exclusion of the last two months of its revenues during the fiscal year.  For the fiscal year ended August 31, 2008, reported net sales totaled $260.1 million compared to $284.1 million in fiscal 2007.  The decrease was primarily due to the fourth quarter sale of the CSBU and declining product sales that occurred throughout fiscal 2008 prior to the sale.   Training and consulting services sales increased $0.4 million, despite the effect of converting Brazil and Mexico to licensee operations, primarily due to improved sales in the Company’s international operations.

Gross profit totaled $161.8 million for fiscal 2008 compared to $175.1 million in the prior year.  Gross margin, which is gross profit stated in terms of a percentage of sales, improved to 62.2 percent compared to 61.6 percent in fiscal 2007.  The increased gross margin percentage reflects increased sales of higher-margin training and consulting services during fiscal year 2008.  Net income increased $0.4 million, or 8 percent, to $5.8 million compared to $5.4 million in fiscal 2007 and earnings per diluted share increased 7 percent to $0.29 per share in fiscal 2008 compared to $0.27 per share in the prior year.

Other Matters
Sale of CSBU Assets and Investment in Franklin Covey Products, LLC
On July 6, 2008, the Company completed its previously announced sale of substantially all of the assets of its CSBU to Franklin Covey Products, LLC.  Franklin Covey Products, LLC, which is controlled by Peterson Partners, a private equity firm, purchased the CSBU assets for $32.0 million in cash plus a $1.2 million adjustment for net working capital on the date of the sale.  The Company invested $1.8 million to purchase a 19.5 percent voting interest in the new company and made a $1.0 million priority capital contribution with a 10 percent return.  In accordance with applicable accounting guidance, the Company deferred a portion of the gain equal to its investment in Franklin Covey Products, LLC.  The Company will recognize the deferred gain over the life of the long-term assets acquired by Franklin Covey Products, LLC or when cash is received for payment of the priority contribution.  The Company also has the opportunity to earn contingent license fees if Franklin Covey Products, LLC achieves certain performance objectives.

Earnings Conference Call
On Monday, November 17, 2008 at 8:00 a.m. Eastern time (6:00 a.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal fourth quarter and full year ended August 31, 2008.  The Participants may dial 1-800-798-2801 (International participants may dial 1-617-614-6205), access code: 34993354.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=2026161.  A replay will be available through 11:59 p.m. Eastern time on November 23, 2008 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 62565178.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: the expansion of the Company’s training, consulting, content-rich media, and thought leadership businesses; reductions in capital requirements and cost structure; general economic conditions; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the impact of the Company’s tender offer on future earnings per share performance; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company's actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

About FranklinCovey
FranklinCovey (NYSE: FC) is the global consulting and training leader in the areas of strategy execution, customer loyalty, leadership, and individual effectiveness.  Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions. FranklinCovey (www.franklincovey.com) has 46 direct and licensee offices providing professional services in 147 countries.

Investor Contact: FranklinCovey Steve Young 801-817-1776 Steve.Young@franklincovey.com	or	ICR, LLC Kate Messmer 203-682-8338 kate.messmer@icrinc.com	Media Contact: FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$52,330	$67,210	$260,092	$284,125

Cost of sales	19,477	25,880	98,303	109,047
Gross profit	32,853	41,330	161,789	175,078

Selling, general, and administrative	30,685	36,418	141,318	149,220
Gain on sale of consumer solutions business unit	(9,131)	-	(9,131)	-
Gain on sale of manufacturing facility	-	-	-	(1,227)
Restructuring costs	2,064	-	2,064	-
Impairment of assets	1,483	-	1,483	-
Depreciation	1,101	1,406	5,692	5,394
Amortization	901	899	3,603	3,607
Income from operations	5,750	2,607	16,760	18,084

Interest expense, net	(609)	(898)	(2,926)	(2,419)
Income before income taxes	5,141	1,709	13,834	15,665

Income tax provision	(2,923)	(1,097)	(7,986)	(8,036)
Net income	2,218	612	5,848	7,629

Preferred stock dividends	-	-	-	(2,215)
Net income available to common shareholders	$2,218	$612	$5,848	$5,414

Net income per share available to common shareholders:
Basic	$0.11	$0.03	$0.30	$0.28
Diluted	$0.11	$0.03	$0.29	$0.27

Weighted average common shares:
Basic	19,682	19,461	19,577	19,593
Diluted	20,245	19,752	19,922	19,888

Sales Detail by Category:
Training and consulting services	$36,222	$39,042	$138,112	$137,708
Products	16,108	28,168	121,980	146,417

Total	$52,330	$67,210	$260,092	$284,125

Sales Detail by Business Unit:
Domestic	$24,851	$26,876	$91,287	$93,308
International	14,407	14,841	59,100	57,674
Total Organizational Solutions Business Unit	39,258	41,717	150,387	150,982

Retail Stores	3,508	10,914	42,167	54,316
Catalog / e-commerce	3,327	9,343	38,662	48,018
Wholesale	4,743	2,931	16,970	17,991
CSBU International	603	1,188	7,295	7,342
Other	891	1,117	4,611	5,476
Total Consumer Solutions Business Unit	13,072	25,493	109,705	133,143

Total	$52,330	$67,210	$260,092	$284,125